Resonant Reports Second Quarter 2017 Financial Results
and Provides Business Update
Management to Host a Conference Call Today at 1:30 p.m. PT/4:30 p.m. ET

GOLETA, Calif. - August 9, 2017 - Resonant Inc. (NASDAQ: RESN), a designer of filters for radio frequency, or RF, front-ends that specializes in delivering designs for difficult bands and complex requirements, today announced financial results for the second quarter ended June 30, 2017 and provided a business update.

Management Commentary
“The second quarter of 2017 was monumental for Resonant, as we were able to confirm that our technology has been designed into an OEM handset that is generally available on the market,” said George B. Holmes, CEO of Resonant. “Not only does this design-in significantly retire risk in our technology, but it validates our ability to convert designs in nine to twelve months from the time licensing agreements are signed, and most importantly, marks the commencement of royalty revenues.

“In addition to this commercial success, our customers clearly understand the value proposition our team, tools and technology provide, which is evidenced by our continued engagement and expansion of development agreements with both new and existing customers. Today, we currently have seven actively engaged customers, with numerous designs for complex filters, duplexers and quadplexers under contract”

Holmes, continued: “Of significance, we expect to deliver the quadplexers in both standard SAW and TC-SAW processes which will provide our customers a significant cost advantage. These tend to be higher value, higher average sales price designs, and therefore, have the potential to yield much higher royalties for Resonant. We expect to see our first quadplexers go into production in the Q4/Q1 timeframe, making them designed and delivered in a fraction of the stated time to develop equivalent quadplexers from the major suppliers in the market today.

“To support our aggressive ramp of customers and designs under contract, we have continued investing in our core infrastructure by adding a new office in South Korea to support our growing list of customers in the Chinese and Korean markets. In conjunction with the new office, Jangwon Jung was appointed as the Country Sales Manager, Korea. A few other notable additions to our team were Vice President of Product Development Engineering, Sohrab Samadian, Vice President of Engineering Operations, Andrew Kay, and new independent board member, Jean Rankin. We are confident that these investments will ultimately help us support a much larger, mature, and valuable organization with predictable, recurring royalty revenues.”

Financial Results for the Second Quarter 2017

For the quarter ended June 30, 2017, Resonant recognized $220,000 of revenue primarily related to upfront and milestone payments from contracts with customers. This compares to $156,000 of revenue for the first quarter of 2017 and $63,000 of revenue for the second quarter of 2016. The increases were due to additional design development contracts.

Research and development expenses totaled $2.2 million, compared with $2.1 million for the first quarter of 2017 and $1.3 million in the second quarter of 2016. The increases were the result of the increased payroll, benefit costs, consulting costs, travel and development costs related to increased activity on our various filter designs under development.

General and administrative expenses totaled $2.1 million, compared to $2.8 million for the first quarter of 2017 and $1.6 million in the second quarter of 2016. The decrease from the first quarter of 2017 primarily resulted from senior executive transition costs in the first quarter that did not impact the second quarter. The increase from the previous year was a result of increased compensation costs, including salaries, incentives and stock compensation due in part to increased headcount. Additionally, we incurred increased facility costs associated with our expanded office space.

Net loss in the second quarter of 2017 totaled $4.3 million, or (0.29) per fully diluted share, compared with a net loss of $4.9 million, or $(0.37) per share, for the first quarter of 2017 and a net loss of $3.0 million, or $(0.34) per share, for the second quarter of 2016.

On a non-GAAP basis, adjusted EBITDA for the second quarter of 2017, which excludes non-cash charges for stock-based compensation and depreciation and amortization, was $(3.4) million, or $(0.24) per fully diluted share. This compares with non-GAAP adjusted EBITDA for the first quarter of 2017 of $(4.0) million, or $(0.30) per fully diluted share and $(2.4) million, or $(0.27) per fully diluted share, in the second quarter of 2016.

Cash and cash equivalents at June 30, 2017 were $9.1 million. This compares with $13.0 million of cash, cash equivalents and short-term investments at March 31, 2017.

Conference Call
Management will host an investor conference call today at 1:30 p.m. PDT (4:30 p.m. EDT) to discuss Resonant’s second quarter financial results, provide a corporate update, and conclude with a Q&A from participants. To participate, please use the following information:

Date: Wednesday, August 9, 2017
Time: 1:30 p.m. Pacific time (4:30 p.m. Eastern time)
U.S. Dial-in: 1-877-407-3982
International Dial-in: 1-201-493-6780
Conference ID: 13666629
Webcast: http://public.viavid.com/index.php?id=125485

Please dial in at least 10 minutes before the start of the call to ensure timely participation.

A playback of the call will be available through September 9, 2017. To listen, call 1-844-512-2921 within the United States or 1-412-317-6671 when calling internationally. Please use the replay pin number 13666629. A webcast will also be available for 30 days on the IR section of the Resonant website or by clicking here: RESN Q2 2017 Webcast.

Note about Non-GAAP Financial Measures
A non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles, or GAAP. Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Other companies may use different non-GAAP measures and presentation of results.

In addition to financial results presented in accordance with GAAP, this press release presents adjusted EBITDA, which is a non-GAAP measure. Adjusted EBITDA is determined by taking net loss and adding interest, taxes, depreciation, amortization, and stock-based compensation. The company believes that this non-GAAP measure, viewed in addition to and not in lieu of net loss, provides useful information to investors by providing a more focused measure of operating results. This metric is an integral part of the Company’s internal reporting to evaluate its operations and the performance of senior management. A reconciliation of adjusted EBITDA to net loss, the most comparable GAAP measure, is available in the accompanying financial tables below. The non-GAAP measure presented herein may not be comparable to similarly titled measures presented by other companies.

About Resonant Inc.
Resonant is creating software tools and IP & licensable blocks that enable the development of innovative filter designs for the RF front-end, or RFFE, for the mobile device industry. The RFFE is the circuitry in a mobile device responsible for the radio frequency signal processing and is located between the device’s antenna and its digital baseband. Filters are a critical component of the RFFE that selects the desired radio frequency signals and rejects unwanted signals and noise. For more information, please visit www.resonant.com.

About Resonant’s ISN® Technology
Resonant can create designs for hard bands and complex requirements that we believe have the potential to be manufactured for half the cost and developed in half the time of traditional approaches. The Company's large suite of proprietary mathematical methods, software design tools and network synthesis techniques enable it to explore a much bigger set of possible solutions and quickly derive the better ones. These improved filters still use existing manufacturing methods (i.e. SAW) and can perform as well as those using higher cost methods (i.e. BAW). While most of the industry designs surface acoustic wave filters using a coupling-of-modes model, Resonant uses circuit models and physical models. Circuit models are computationally much faster, and physical models are highly accurate models based entirely on fundamental material properties and dimensions. Resonant's method delivers excellent predictability, enabling achievement of the desired product performance in roughly half as many turns through the fab. In addition, because Resonant's models are fundamental, integration with its foundry and fab customers is eased because its models speak the "fab language" of basic material properties and dimensions.

Safe Harbor / Forward-Looking Statements
This press release contains forward-looking statements, which include the following subjects, among others:  the capabilities of our filter designs, the time to develop our filter designs, and the potential future licensing of our designs to existing and new customers.  Forward-looking statements are made as of the date of this document and are inherently subject to risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including, without limitation, the following:  our limited operating history; our ability to complete designs that meet customer specifications; the ability of our customers (or their manufacturers) to fabricate our designs in commercial quantities; changes in our expenditures and other uses of cash; the ability of our designs to significantly lower costs compared to other designs and solutions; the risk that the intense competition and rapid technological change in our industry renders our designs less useful or obsolete; our ability to find, recruit and retain the highly skilled personnel required for our design process in sufficient numbers to support our growth; our ability to manage growth; and general market, economic and business conditions.  Additional factors that could cause actual results to differ materially from those anticipated by our forward-looking statements are under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report (Form 10-K) or Quarterly Report (Form 10-Q) filed with the Securities and Exchange Commission.  Forward-looking statements are made as of the date of this release, and we expressly disclaim any obligation or undertaking to update forward-looking statements.

Investor Relations Contact:
Greg Falesnik
MZ North America
1-949-385-6449
Greg.Falesnik@mzgroup.us

Resonant Inc.
Condensed Consolidated Balance Sheets

	June 30, 2017	December 31, 2016
	(Unaudited)	(Audited)
ASSETS
Cash and cash equivalents	$9,088,000	$5,084,000
Investments held-to-maturity	—	4,747,000
Other Assets	368,000	216,000
TOTAL CURRENT ASSETS	9,456,000	10,047,000
PROPERTY AND EQUIPMENT, NET	883,000	994,000
TOTAL NONCURRENT ASSETS	2,269,000	2,158,000
TOTAL ASSETS	$12,608,000	$13,199,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$1,832,000	$2,705,000
Other current liabilities	248,000	299,000
TOTAL CURRENT LIABILITIES	$2,080,000	$3,004,000
TOTAL LONG-TERM LIABILITIES	5,000	62,000
STOCKHOLDERS’ EQUITY
Common stock	14,000	12,000
Additional paid-in capital	65,813,000	56,331,000
Accumulated other comprehensive income (loss)	12,000	(51,000)
Accumulated deficit	(55,316,000)	(46,159,000)
TOTAL STOCKHOLDERS’ EQUITY	10,523,000	10,133,000

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$12,608,000	$13,199,000

Resonant Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30, 2017	Three Months Ended June 30, 2016	Six Months Ended June 30, 2017	Six Months Ended June 30, 2016
REVENUE	$220,000	$63,000	$376,000	$90,000
OPERATING EXPENSES
Research and development	2,245,000	1,327,000	4,355,000	2,519,000
General and administrative	2,058,000	1,570,000	4,844,000	3,339,000
Depreciation and amortization	194,000	156,000	382,000	301,000
TOTAL OPERATING EXPENSES	4,497,000	3,053,000	9,581,000	6,159,000
OPERATING LOSS	(4,277,000)	(2,990,000)	(9,205,000)	(6,069,000)
OTHER INCOME, NET
Interest and investment income	16,000	2,000	25,000	6,000
Other income (expense)	(1,000)	—	(1,000)	—
TOTAL OTHER INCOME, NET	15,000	2,000	24,000	6,000
LOSS BEFORE INCOME TAXES	(4,262,000)	(2,988,000)	(9,181,000)	(6,063,000)
Provision for (benefit from) income taxes	1,000	—	(24,000)	1,000
NET LOSS	$(4,263,000)	$(2,988,000)	$(9,157,000)	$(6,064,000)
NET LOSS PER SHARE – BASIC AND DILUTED	$(0.29)	$(0.34)	$(0.66)	$(0.75)
Weighted average shares outstanding — basic and diluted	14,535,451	8,870,245	13,967,476	8,103,908

Resonant Inc.
Reconciliation of Non-GAAP Information
(Unaudited)

	Three Months Ended June 30, 2017	Three Months Ended June 30, 2016	Six Months Ended June 30, 2017	Six Months Ended June 30, 2016

Net loss (GAAP)	$(4,263,000)	$(2,988,000)	$(9,157,000)	$(6,064,000)
Add (subtract) the following items:
Other income	(16,000)	(2,000)	(25,000)	(6,000)
Stock compensation R&D	324,000	189,000	576,000	338,000
Stock compensation G&A	341,000	251,000	782,000	460,000
Depreciation and amortization	194,000	156,000	382,000	301,000
Provision for (benefit from) income taxes	1,000	—	(24,000)	1,000
Adjusted EBITDA (non-GAAP)	$(3,419,000)	$(2,394,000)	$(7,466,000)	$(4,970,000)
NET EBITDA PER SHARE – BASIC AND DILUTED (non-GAAP)	$(0.24)	$(0.27)	$(0.53)	$(0.61)
Weighted average shares outstanding — basic and diluted	14,535,451	8,870,245	13,967,476	8,103,908